EXHIBIT 10.1

AMENDMENT NO. 2 TO THE CREDIT AGREEMENT

Amendment No. 2 to the Credit Agreement (this “Amendment”), dated as of 27 January 2016, among PHILIP MORRIS INTERNATIONAL INC., a Virginia corporation (“PMI”), the financial institutions and other institutional lenders from time to time parties to the Credit Agreement referred to below (the “Lenders”) and CITIBANK EUROPE PLC, UK BRANCH (previously known as Citibank International Limited), as Administrative Agent (“Citibank UK”).

WHEREAS, PMI, the Lenders and Citibank UK (as successor to The Royal Bank of Scotland plc), as Administrative Agent, are parties to that certain Credit Agreement relating to a US$2,000,000,000 Revolving Credit Facility, dated as of 12 February 2013 (the “Credit Agreement”);

WHEREAS, PMI, the Lenders and Citibank UK desire to amend certain provisions under the Credit Agreement and extend the term of the Credit Agreement;

WHEREAS, pursuant to Section 9.1 of the Credit Agreement, this Amendment must be in writing signed by PMI, the Administrative Agent and the Lenders.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this Amendment shall have the respective meanings given them in the Credit Agreement.

2. Amendment to Credit Agreement. The Credit Agreement is hereby amended as follows:

(a) All references in the Credit Agreement to “Citibank International Limited” or “CIL” as Administrative Agent shall be a reference to “Citibank Europe PLC, UK Branch” or “Citibank UK”.

(b) The following definitions are hereby added to Section 1.1 of the Credit Agreement to read as follows:

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to PMI, any Borrower or any of their respective affiliates from time to time concerning or relating to bribery or corruption.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the

European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule from time to time.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country or such other jurisdiction required by the Bail-In Legislation which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“FATCA Application Date” means:

(a) in relation to a “withholdable payment” described in Section 1473(1)(A)(i) of the Internal Revenue Code (which relates to payments of interest and certain other payments from sources within the U.S.), 1 July 2014;

(b) in relation to a “withholdable payment” described in Section 1473(1)(A)(ii) of the Internal Revenue Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the U.S.), 1 January 2017; or

(c) in relation to a “passthru payment” described in Section 1471(d)(7) of the Internal Revenue Code not falling within clause (a) or (b) above, 1 January 2017, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under this Agreement required by FATCA.

“FATCA Exempt Party” means a party that is entitled to receive payments free from any FATCA Deduction.

“Finance Party” means the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder.

“Interpolated Rate” means at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as (x) the Screen Rate available for deposits in Dollars or (y) the Screen Rate available for deposits in Euro, as applicable) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable rate under (x) or (y) above (for the longest period for which the applicable rate under (x) or (y) above is available for the applicable currency) that is shorter than the relevant Interest Period and (b) the applicable rate under (x) or (y) above for the shortest period (for which the applicable rate under (x) or (y) above is available for the applicable currency) that exceeds the relevant Interest Period, in each case, as of such time.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States government, including those administered by the Office of Foreign Assets Control of the United States Department of the Treasury or the United States Department of State.

“Screen Rate” means (a) in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Thompson Reuters screen (or any replacement Thompson Reuters screen which displays that rate), and (b) in relation to EURIBOR, the Euro interbank offered rate administered by the European Money Markets Institute (or any other Person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thompson Reuters screen (or any replacement Thompson Reuters page which displays that rate), or, in each case (a) and (b), on the appropriate page of such other information service which publishes that rate from time to time in place of Thompson Reuters. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with PMI.

“VAT” means (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and (b) any other tax of a substantially similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) above or imposed elsewhere in a jurisdiction where a Borrower is established.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

(c) The following definitions are hereby amended as follows:

Subsection (e)(iii) is hereby added to the definition of Defaulting Lender:

or (iii) become the subject of a Bail-in Action.

(d) Subsections (f) and (g) of the definition of ERISA Event are amended in their entirety to read as follows:

(f) the conditions set forth in Section 430(k) of the Internal Revenue Code or Section 303(k) or 4068 of ERISA to the creation of a lien upon property or rights to property of any Borrower or any of its ERISA Affiliates for failure to make a required payment to a Plan are satisfied; (g) the failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA), whether or not waived, or a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA);

(e) The following definitions are hereby amended in their entirety to read as follows:

“Eligible Assignee” means (a) a Lender or any affiliate of a Lender that is a Qualifying Bank or (b) any bank or other financial institution, or any other Person, which has been approved in writing by PMI as an Eligible Assignee for purposes of this Agreement; provided that (i) PMI’s approval shall not be required at any time an Event of Default has occurred and is continuing and (ii) PMI may withhold its approval if PMI reasonably believes that an assignment to such Eligible Assignee pursuant to Section 9.7 would result in the incurrence of increased costs payable by any Borrower pursuant to Section 2.11 or 2.14; and provided, further that PMI shall not provide its approval of any proposed Eligible Assignee that has a credit rating below BBB- by Standard & Poor’s or Baa3 by Moody’s.

“EURIBOR” means an interest rate per annum equal to either:

(a) the applicable Screen Rate as of 11:00 A.M. (Brussels time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period, or

(b) if the applicable Screen Rate shall not be available for the applicable Interest Period, but shall be available for Interest Periods of a longer and shorter duration, then EURIBOR shall be the Interpolated Rate, or

(c) if the Interpolated Rate shall not be available at such time for such Interest Period, then EURIBOR will be determined by taking the arithmetic mean (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such arithmetic mean is not such a multiple) of the rates per annum at which deposits in Euro are offered by the principal office of each of the Reference Banks to prime banks in the European interbank market at 11:00 A.M. (Brussels time) two Business Days before the first day of such Interest Period for an amount substantially equal to the amount that would be the Reference Banks’ respective ratable shares of such Borrowing outstanding during such Interest Period and for a period equal to such Interest Period, as determined by the

Administrative Agent; provided that, if EURIBOR is below zero, then EURIBOR will be deemed to be zero, subject, however, to the provisions of Section 2.7.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) on Reuters Page FEDFUNDS1 (or any successor page), or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Citibank UK from three federal funds brokers of recognized standing selected by it; provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBOR” means an interest rate per annum equal to either:

(a) the applicable Screen Rate as of 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period, or

(b) if the applicable Screen Rate shall not be available for the applicable Interest Period but shall be available for Interest Periods of a longer and shorter duration, then LIBOR shall be the Interpolated Rate, or

(c) if the Interpolated Rate shall not be available at such time for such Interest Period, then LIBOR will be determined by taking the arithmetic mean (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such arithmetic mean is not such a multiple) of the rates per annum at which deposits in Dollars are offered by the principal office of each of the Reference Banks to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for an amount substantially equal to the amount that would be the Reference Banks’ respective ratable shares of such Borrowing outstanding during such Interest Period and for a period equal to such Interest Period, as determined by the Administrative Agent; provided that, if LIBOR shall be below zero, then LIBOR will be deemed to be zero, subject, however, to the provisions of Section 2.7.

“Maturity Date” means 7 February 2017.

“Participating Member State” means any member state of the European Communities that has the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Reference Banks” means such banks as may be appointed by the Administrative Agent in consultation with PMI and that agree to be so appointed.

(f) The definition of “Mandatory Cost” in Section 1.1 of the Credit Agreement is hereby deleted in its entirety.

(g) Subsection (a) of Section 2.5 of the Credit Agreement is hereby amended by deleting the following phrase:

plus (z) Mandatory Cost, if any

(h) Subsection (b) of Section 2.5 of the Credit Agreement is hereby amended by deleting the following phrase:

plus (z) Mandatory Cost, if any

(i) Subsections (b), (c) and (d) of Section 2.7 of the Credit Agreement are hereby amended in their entirety and a new Subsection (e) is inserted, in each case to read as follows:

(b) Role of Reference Banks. In the event that EURIBOR or LIBOR cannot be determined by the methods described in clause (a) or clause (b) of the definitions of “EURIBOR” or “LIBOR,” respectively, each Reference Bank agrees to furnish to the Administrative Agent timely information for the purpose of determining EURIBOR or LIBOR, as the case may be, in accordance with the method described in clause (c) of the definitions thereof. If any one or more of the Reference Banks shall not furnish such timely information to the Administrative Agent for the purpose of determining EURIBOR or LIBOR, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. Notwithstanding anything herein to the contrary, no Reference Bank is under any obligation to furnish such information to the Administrative Agent and no Reference Bank (or any officer, employee or agent thereof) shall be liable for any action taken by it under or in connection with this Section 2.7(b), unless found in a final, non-appealable judgment by a court of competent jurisdiction to have been directly caused by its gross negligence or willful misconduct.

(c) Each Borrower agrees to maintain the confidentiality of any information relating to a rate provided by a Reference Bank, except that such information may be disclosed (a) to its and its affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors on a need-to-know basis, (b) as consented to by the applicable Reference Bank, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that in connection with any such requirement by a subpoena or similar legal process, the applicable Reference Bank is given prior notice to the extent such prior notice is permissible under the circumstances, (d) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, or (e) to the extent such information (i) becomes publicly available other than as a result of a breach of this Section, or (ii) becomes available to such Borrower on a nonconfidential basis from a source other than the Administrative Agent or the applicable Reference Bank or its affiliates. For the avoidance of doubt, this Section 2.7(c) shall not apply to the actual rate applicable to LIBOR Advances or EURIBOR Advances.

(d) Market Disruption. (A) If the applicable Screen Rate is unavailable and fewer than two Reference Banks furnish timely information to the Administrative Agent for determining EURIBOR for any EURIBOR Advances or LIBOR for any LIBOR Advances, as the case may be, or (B) with respect to Advances under the Facility, the Lenders owed or required to lend at least 50.1% of the aggregate principal amount thereof notify the Administrative Agent that EURIBOR or LIBOR for any Interest Period will not adequately reflect the cost to such Lenders of making, funding or maintaining their respective Advances for such Interest Period (each, a “Market Disruption Event”), then the rate of interest on each Lender’s share of that Advance for the Interest Period shall be the rate per annum which is the sum of (x) the Applicable Interest Rate Margin plus (y) the rate notified to the Administrative Agent and the Borrower by that Lender in a certificate (which sets out the details of the computation of the relevant rate and shall be prima facie non-binding evidence of the same) as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Advance from whatever source it may reasonably select.

(e) If a Market Disruption Event occurs and the Administrative Agent or the applicable Borrower so requires:

(i) the Administrative Agent, PMI and such Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing on a substitute basis for determining the interest rate; and

(ii) any alternative basis agreed upon pursuant to clause (i) above shall, with the prior consent of all the Lenders, PMI and such Borrower, be binding on all such parties hereto.

(j) Subsection (a) of Section 2.11 of the Credit Agreement is hereby amended by deleting the following parenthetical:

(other than any change by way of imposition or increase of reserve requirements to the extent such change is included in Mandatory Cost)

(k) Subsection (b)(A) of Section 2.14 of the Credit Agreement is hereby amended in its entirety to read as follows:

for each period during which a deduction or withholding for or on account of any Taxes is required to be made by the Borrower with respect to the payment of interest under this Agreement (the “Tax Deduction”), in lieu of application of clause (i) of this Section 2.14(b), the rate of interest on the Advances as set out in Section 2.5 shall be the percentage rate per annum which is the aggregate of the applicable:

(i) Interest Rate Margin, and

(ii) EURIBOR or LIBOR, as applicable,

divided by a factor equal to one (1) minus the amount of the Tax Deduction expressed as a multiplier (i.e., ten (10) percent will be expressed as 0.10 and not as 10%); and

(l) The parenthetical in Section 2.14(f) of the Credit Agreement is hereby amended in its entirety to read as follows:

(including, if applicable, two executed copies of Internal Revenue Service Form W-9, W-8BEN-E (or W-8BEN, if applicable), W-8ECI or W-8IMY (together with any underlying attachments), as appropriate, or any successor or other form prescribed by the Internal Revenue Service)

(m) Subsection (g) of Section 2.14 of the Credit Agreement is hereby deleted in its entirety and Subsection (h) is renamed Subsection (g) of Section 2.14 and Subsection (h) is hereby added to read as follows:

(h) (i) Subject to clause (iii) below, each party to this Agreement shall, within ten Business Days of a reasonable request by another party to this Agreement:

(A)	confirm for the requesting party whether it is or is not a FATCA Exempt Party; and

(B)	supply to the requesting party such forms, documentation and other information relating to its status under FATCA as such requesting party reasonably requests for the purposes of its compliance with any other law, regulation or exchange of information regime;

(ii) If a party to this Agreement confirms to a requesting party to this Agreement pursuant to clause (i)(A) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that party shall notify the requesting party thereof reasonably promptly;

(iii) Clause (i) above shall not oblige any Finance Party to do anything, and clause (i)(B) above shall not oblige any other party to do anything, which would or might, in its reasonable opinion, constitute a breach of any (x) law or regulation, (y) fiduciary duty, or (z) duty of confidentiality.

(iv) If a party to this Agreement fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with clause (i) above (including, for the avoidance of doubt, where clause (iii) above applies), then such party shall be treated for the purposes of this Agreement as if it is not a FATCA Exempt Party until such time as the party in question provides the requested confirmation, forms, documentation or other information.

(v)	(A) Each party to this Agreement may make any FATCA Deduction and any payment required in connection with that FATCA Deduction, and no party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(B)	Each Finance Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the party to whom it is making the payment and, in addition, shall notify PMI and the Administrative Agent and the Administrative Agent shall notify the other Finance Parties.

Solely for purposes of this Section 2.14(h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(n) Section 2.14 of the Credit Agreement is hereby amended by adding the following subsection (l) as follows:

(l)

(i) All amounts expressed to be payable under this Agreement by any party to any Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to clause (ii) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under this Agreement and such Finance Party is required to account to the relevant tax authority for the VAT, that party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that party under this Agreement).

(ii) If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a this Agreement, and any party other than the Recipient (the “Relevant Party”) is required by the terms of this Agreement to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(A) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this clause (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B) (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii) Where this Agreement requires any party to reimburse or indemnify a Finance Party for any cost or expense, such party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, except to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv) Any reference in this clause (l) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the UK Value Added Tax Act 1994).

(v) In relation to any supply made by a Finance Party to any party under this Agreement, if reasonably requested by such Finance Party, that party must promptly provide such Finance Party with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

(o) Subsection (i) of Section 4.1 of the Credit Agreement is hereby amended by inserting the following language at the end of such Subsection:

The use of the proceeds of the Advances will not violate Anti-Corruption Laws or applicable Sanctions.

(p) Subsection (a) of Section 5.1 of the Credit Agreement is hereby amended in its entirety to read as follows:

(a) Compliance with Laws, Etc. (i) Comply, and cause each Major Subsidiary to comply, in all material respects, with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, complying with ERISA and Anti-Corruption Laws and paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith), noncompliance with which would materially adversely affect the financial condition or operations of PMI and its Subsidiaries taken as a whole, and (ii) maintain in effect and enforce policies and procedures designed to ensure, in its reasonable judgment, compliance in all material respects by PMI, the Borrowers, the Major Subsidiaries and each of their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(q) Section 7.6 of the Credit Agreement is hereby renumbered as Section 7.6(a) of the Credit Agreement.

(r) Subsection (b) is hereby added to Section 7.6 of the Credit Agreement to read as follows:

(b) The Administrative Agent shall resign in accordance with clause (a) above (and, to the extent applicable, shall use reasonable endeavors to appoint a successor Administrative Agent pursuant to clause (a) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Administrative Agent under the Agreement, either:

(i) the Administrative Agent fails to respond to a request under Section 2.14(h) or a Lender reasonably believes that the Administrative Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii) the information supplied by the Administrative Agent pursuant to Section 2.14(h) indicates that the Administrative Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii) the Administrative Agent notifies PMI and the Lenders that the Administrative Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and, in each case, PMI or a Lender reasonably believes that a party will be required to make a FATCA Deduction that would not be required if the Administrative Agent were a FATCA Exempt Party, and PMI or such Lender, by notice to the Administrative Agent, requires it to resign.

(s) Subsection (b)(vi) to Section 9.7 of the Credit Agreement is hereby amended in its entirety to read as follows:

(vi) such assignee represents that the source of any funds it is using to acquire the assigning Lender’s interest or to make any Advance is not and will not be plan assets as defined under the Department of Labor Plan Asset Regulations (Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, as amended by Section 3(42) of ERISA and as may be further amended) or the assignment or Advance is not and will not be a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975(c) of the Internal Revenue Code;

(t) Subsection (d) to Section 9.7 of the Credit Agreement is hereby amended by deleting the words “and addresses” after the word “names” in the first sentence.

(u) Subsection (e) to Section 9.7 of the Credit Agreement is hereby amended by deleting the period in the last sentence and inserting the following language at the end of such Subsection:

(the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(v) Article 9 of the Credit Agreement is hereby amended by adding the following Section 9.16

9.16 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under this Agreement, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

(w) Paragraph 3 of Exhibit C – Form of Assignment and Acceptance to the Credit Agreement is hereby amended in its entirety to read as follows:

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.1(e) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon Citibank UK, as Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) represents that (A) the source of any funds it is using to acquire the Assignor’s interest or to make any Advance is not and will not be plan assets as defined under the Department of Labor Plan Asset Regulations (Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, as amended by Section 3(42) of ERISA and as may be further amended) or (B) the assignment or Advance is not and will be not be a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975(c) of the Internal Revenue Code; (v) appoints and authorizes Citibank UK, as Administrative Agent, to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to

Citibank UK, as Administrative Agent, by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (vi) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vii) confirms that it has signed a confidentiality agreement substantially in the form attached as Exhibit H to the Credit Agreement.

(x) Schedule 3 Calculation of Mandatory Cost is hereby amended and restated in its entirety to read as follows: “Intentionally Omitted.”

(y) Schedule 4 Commitments is hereby deleted in its entirety and is replaced with Schedule 4 Commitments attached hereto.

3. Limited Effect. Except as expressly provided hereby, all of the terms and provisions of the Credit Agreement and other related documents are and shall remain in full force and effect and are hereby ratified and confirmed. The amendments contained herein shall not be construed as a waiver or amendment of any other provision of the Credit Agreement or other related documents or for any purpose except as expressly set forth herein.

4. Effective Date. This Amendment shall become effective on 9 February 2016 (the “Effective Date”).

5. Condition Precedent. On or prior to the date hereof, the Administrative Agent shall have received this Amendment, duly executed and delivered by PMI, Citibank UK, as Administrative Agent, and the Lenders.

6. Representations and Warranties. PMI represents and warrants to the Administrative Agent and to each of the Lenders that the statements in subsection (a), (b), (c), (d) and (f) (but only clause (i) thereof) of Section 4.1 of the Credit Agreement are true and correct on and as of the date hereof.

7. Headings. Section headings included herein are for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

8. Binding Effect. This Amendment shall be binding upon and inure to the benefit of PMI, Citibank UK and each Lender, and each of their respective successors and assigns.

9. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

10. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment electronically or by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

[Signature pages omitted]